Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 3, 2014, in the Registration Statement (Form S-1MEF) filed to register an additional 736,000 shares of common stock for an offering pursuant Rule 462(b) under the Securities Act of 1933 and related Prospectus of Amphastar Pharmaceuticals, Inc. dated June 24, 2014.

/s/ Ernst & Young LLP

Los Angeles, California
June 24, 2014